Exhibit 99.(a)(1)(F)

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

                If you previously elected to reject Tularik Inc.’s (“Tularik”) Offer to Exchange, and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and return both to Chris Smith or Brandy Garduno at Tularik before 5:00 p.m., Pacific Standard Time, on January 17, 2003, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Chris Smith or Brandy Garduno at Tularik’s corporate offices in South San Francisco, California. Notices will also be accepted via facsimile at (650) 825-7392 or via email at exchange@tularik.com. If you do elect to return this Notice and a new Election Form via email or facsimile, please provide us with original executed copies of both documents as soon as possible. If you have questions regarding the process for returning this Notice, please contact Chris Smith or Brandy Garduno via email at exchange@tularik.com. Alternatively, you may reach Chris Smith via telephone at (650) 825-7395 or Brandy Garduno at (650) 825-7206.

To Tularik Inc.:

                I previously received a copy of the Offer to Exchange (dated December 19, 2002), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to reject Tularik’s Offer to Exchange with respect to the option(s) with grant dates listed below (the “Listed Option(s)”). I now wish to change that election, and accept Tularik’s Offer to Exchange with respect to the Listed Option(s). I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer to Exchange instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

                I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Chris Smith or Brandy Garduno at Tularik’s corporate offices in South San Francisco, California before 5:00 p.m., Pacific Standard Time, on January 17, 2003, or if Tularik extends the deadline to exchange options, before the extended expiration of the Offer.

                I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

                I accept the offer to exchange options as indicated in the Election Form completed as of the date hereof.

Date:

Optionee Signature

Name:

(Please print)

Tularik hereby agrees and accepts this Notice of Change in Election from Reject to Accept, and such acceptance shall be binding on Tularik’s successors, assigns and legal representatives:

TULARIK INC.

By:	Date:

Title: